Exhibit 99.1

FDA GRANTS PEDIATRIC DISEASE DESIGNATION FOR MATEON’S CA4P

Treatment of stage IIB–IV melanoma due to genetic mutations that disproportionately affect pediatric patients

AGOURA HILLS, CA, May 5, 2020 (GLOBE NEWSWIRE) — Mateon Therapeutics Inc. (OTCQB:MATN) announced today that the US Food and Drug Administration (FDA) granted Rare Pediatric Disease Designation for CA4P/ Fosbretabulin for the treatment of of stage IIB–IV melanoma due to genetic mutations that disproportionately affect pediatric patients as a drug for a “rare pediatric disease”.

“We are excited about this Rare Pediatric Disease designation for our lead anti-melanoma tumor drug candidate for pediatric of stage IIB–IV melanoma patients who are in urgent need for therapeutic innovations”, said Dr. Vuong Trieu, Chief Executive Officer of Mateon. “This builds on our previous Rare Pediatric Disease designation for our lead drug candidate for pancreatic cancer and glioblastoma, OT-101, for pediatric brain cancer patients (DIPG). We are looking to continuing to refocus the company efforts in the US to rare pediatric indications, while expanding our footprint to China.”

Preclinical studies in which CA4P was combined with an anti-CTLA4 antibody using an EMT-6 mammary tumor model showed that 7 out of 8 mice receiving a combination of CA4P and an anti-CTLA4 antibody experienced complete remission of their tumors, compared to only 1 of 8 in the CA4P monotherapy arm and 2 of 8 in the anti-CTLA4 antibody monotherapy.

CA4P as single agent resulted in 2 Stable Disease (SD) of 5 melanoma patients who failed standard therapies. CA4P combination with carboplatin and paclitaxel resulted in one Partial Response (PR) of 6 melanoma patients who failed first-line therapy with dacarbazine and sorafenib.

Building on the single agent activity of CA4P, we are expecting that combination of CA4P with Ipilimumab or other immune-oncology drug would result in improved tumor control for the target pediatric population above the 2 PR out of 17 patients treated with Ipilimumab alone which supported the approval of Ipilimumab in pediatric melanoma.

The FDA grants rare pediatric disease designation for diseases with serious or life-threatening manifestations that primarily affect people aged from birth to 18 years, and that affect fewer than 200,000 people in the U.S. Under the FDA’s Rare Pediatric Disease Priority Review Voucher program, a sponsor who receives an approval of a new drug application or biologics license application for a product for the prevention or treatment of a rare pediatric disease may be eligible for a voucher, which can be redeemed to obtain priority review for any subsequent marketing application, and may be sold or transferred. In August 2019, AstraZeneca has reportedly paid approximately $95 million to buy a priority review voucher from Swedish Orphan Biovitrum (Sobi) (https://www.astrazeneca.com/media-centre/press-releases/2019/astrazeneca-agrees-to-buy-us-fda-priority-review-voucher-from-sobi-22082019.html). Likewise, Biohaven Pharmaceutical Holding Company Ltd. reportedly paid approximately $105 million for a priority review voucher in March 2019 (https://www.biohavenpharma.com/investors/news-events/press-releases/03-18-2019).

About Mateon

Mateon was created by the recent merger with Oncotelic – a developer of TGF-beta RNA therapeutics- and PoinTR- a cluster computer vision empowered blockchain company creating an immuno-oncology company dedicated to the development of first in class RNA therapeutics as well as small molecule drugs against cancer. The founding team members of Oncotelic were responsible for the development of Celgene’s Abraxane as a chemotherapeutic agent for breast, lung, melanoma, and pancreatic cancer. Abraxane was approved in 2005 and has more than $1B in sales annually. The same team was also responsible for the development of Cynviloq, a next generation Abraxane, which was acquired by NantPharma for $1.3B. Mateon/Oncotelic is seeking to leverage its deep expertise in oncology drug development to improve treatment outcomes and survival of cancer patients with a special emphasis on pediatric cancer patients. For more information, please visit www.oncotelic.com and www.mateon.com.

About Mateon’s Lead Product Candidate, OT-101

During phase 2 clinical trials in pancreatic cancer, melanoma, and colorectal cancers (Study P001) and in high-grade gliomas (Study G004), meaningful clinical benefits were observed and OT-101 exhibited a favorable safety profile. These clinical benefits included long term survival and meaningful tumor reduction. Both partial and complete responses have been observed in the G004 Phase 2 clinical trial of OT-101 as a single agent in patients with aggressive brain tumors. The company’s self-immunization protocol (SIP©) is based on novel and proprietary sequential treatment of cancers with OT-101 (an antisense against TGF-β2) and chemotherapies. This sequential treatment strategy is aimed at achieving effective self-immunization against a patients’ own cancer, resulting in robust therapeutic immune response and consequently better control of the cancer and improved survival. Prolonged states of being cancer-free have been observed in some patients with the most aggressive forms of cancer, raising a renewed hope for a potential cure. The use of OT-101 lifts the suppression of the patient’s immune cells around the cancer tissue, providing the foundation for an effective initial priming, which is critical for a successful immune response. The subsequent chemotherapy results in the release of neoantigens that result in a robust boost of the immune response.

OT-101 is also being deployed as anti-COVID-19 agent. The IND for COVID-19 has been submitted and we plan to initiate the clinical trial as soon as possible.

Mateon’s Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. Words such as “may”, “expect”, “anticipate” “hope”, “vision”, “optimism”, “design”, “exciting”, “innovative”, “promising”, “will”, “conviction”, “estimate,” “intend,” “believe”, “quest for a cure of cancer”, “innovation-driven”, “paradigm-shift”, “high scientific merit”, “impact potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about future plans, the progress, timing, clinical development, scope and success of future clinical trials, the reporting of clinical data for the company’s product candidates and the potential use of the company’s product candidates to treat various cancer indications. Each of these forward-looking statements involves risks and uncertainties and actual results may differ materially from these forward-looking statements. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. These risks are not exhaustive, the company faces known and unknown risks, including the risk factors described in the company’s annual report on Form 10-K filed with the SEC on April 10, 2019 and in the company’s other periodic filings. Forward-looking statements are based on expectations and assumptions as of the date of this press release. Except as required by law, the company does not assume any obligation to update forward-looking statements contained herein to reflect any change in expectations, whether as a result of new information future events, or otherwise.

Contact Information:

For Mateon Therapeutics, Inc.:

Amit Shah

Email: ashah@oncotelic.com